Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

HO WAH GENTING GROUP LIMITED, a Nevada corporation,

HO WAH GENTING GROUP SDN. BHD.

AND

THE SHAREHOLDERS OF HO WAH GENTING GROUP SDN. BHD.

Dated as of November 4, 2016

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TABLE OF CONTENTS

Page

7.8	Other Actions.	48
7.9	Officers and Directors of Company After Closing.	49
7.10	No Company Assets or Liabilities.	49
7.11	Further Assurances.	49
7.12	Assumption of Obligations.	49

Article VIII SURVIVAL AND INDEMNIFICATION		50
8.1	Survival.	50
8.2	Indemnification.	50
8.3	Reserved.	51
8.4	Payment of Claim.	51
8.5	Limitations and General Indemnification Provisions.	51
8.6	Indemnification Procedures.	52

Article IX CONDITIONS		53
9.1	Conditions to Each Party’s Obligations.	53
9.2	Conditions to Obligations of Company.	54
9.3	Conditions to Obligations of Company and HWGG Shareholders.	55

Article X TERMINATION AND ABANDONMENT		56
10.1	Termination.	56
10.2	Effect of Termination.	57
10.3	Fees and Expenses.	57
10.4	Amendment.	57

Article XI MISCELLANEOUS		58
11.1	Waiver.	58
11.2	Notices.	58
11.3	Binding Effect; Assignment.	59
11.4	Governing Law; Jurisdiction.	59
11.5	Waiver of Jury Trial.	60
11.6	Counterparts.	60
11.7	Interpretation.	60
11.8	Entire Agreement.	60
11.9	Severability.	61
11.10	Specific Performance.	61
11.11	Third Parties.	61
11.12	Disclosure Letters.	61
11.13	Certain Definitions.	62

Schedules and Exhibits

Schedules A-1 – List of HWGG Shareholders and Number of Exchange Shares to be Received

Exhibit A – Split-Off Agreement

Exhibit B – General Release Agreement

Exhibit 9.2(g) – Company Requisite Consents

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of November 4, 2016 by and among Ho Wah Genting Group Limited, a Nevada corporation (the “Company”), Ho Wah Genting Group Sdn. Bhd. (“HWGG”), the shareholders of Ho Wah Genting Group Sdn. Bhd. listed on Schedule A-1 hereto (collectively, the “HWGG Shareholders”). Company, HWGG and the HWGG Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Company is a publicly reporting company organized under the laws of Nevada; and

WHEREAS, the Company will issue at Closing (as such term is defined in Section 1.2), 560,000 shares of its common stock to the HWGG Shareholders (the “Company Securities”); and

WHEREAS, the HWGG Shareholders collectively own and will own immediately prior to Closing (as such term is defined in Section 1.2), 100% of the issued and outstanding equity securities of HWGG consisting of stock (the “HWGG Securities”); and

WHEREAS, as of the date of this Agreement, there are 5,140,319 shares of Company common stock issued and outstanding including 5,000,000 shares which are to be cancelled in conjunction with the Closing; and

WHEREAS, Company desires to acquire, in a bona fide strategic transaction, the HWGG Securities from the HWGG Shareholders, respectively, in exchange (the “Exchange”) for the issuance by Company to the HWGG Shareholders of an aggregate of 560,000 newly issued shares of Company common stock, par value $0.0001 per share (the “Common Stock” or the “Exchange Shares”); and

WHEREAS, Company, HWGG and the HWGG Shareholders desire that the Exchange qualify as a tax-free “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the Company or the holders of HWGG Securities to tax liability under the Code; and

WHEREAS, on the Closing Date (as such term is defined in Section 1.2), and as a result of the transactions contemplated hereby, HWGG will become a wholly-owned subsidiary of Company; and

WHEREAS, the board of directors and shareholders of Company have approved this Agreement and has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of Company and its shareholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

TERMS OF THE EXCHANGE

1.1          The Exchange.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing the HWGG Shareholders shall assign, transfer and deliver to Company, free and clear of all encumbrances (hereinafter defined), all of the HWGG Securities.

(b)          In consideration of the transfer of the HWGG Securities to Company by the HWGG Shareholders at the Closing, subject to the terms and conditions of this Agreement, Company shall issue to HWGG Shareholders an aggregate 560,000 newly issued Exchange Shares, in the amounts set forth on Schedules A-1 hereto, such Exchange Shares representing in the aggregate 80% of the issued and outstanding shares of Company Common Stock at Closing, after giving effect to such issuance and the cancellation of the 5,000,000 shares of Company Common Stock held by David Breier.

1.2          The Closing; Closing Date; Effect.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of LKP Global Law, LLP in Los Angeles, California on the date hereof, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (the “Closing Date”).

1.3          Actions at the Closing.

At the Closing or, in the case of securities issuances, as soon thereafter as is practicable:

(a)          Reserved;

(b)          Reserved;

(c)          each of the HWGG Shareholders shall deliver to Company the certificate(s) representing their HWGG Shares;

(d)          Company shall deliver certificates for the Exchange Shares to the HWGG Shareholders in accordance with Section 1.1(b);

(e)          Company shall deliver to HWGG and HWGG Shareholders (i) evidence that the Company’s board of directors is authorized to consist of three individuals, (ii) the resignations of all individuals who served as directors and/or officers of Company immediately prior to the Closing Date, which resignations shall be effective as of the effective time of the Exchange (the “Effective Time”), (iii) evidence of the appointment of three directors to serve immediately following the Effective Time and (iv) evidence of the appointment of such executive officers of the Company to serve immediately upon the Effective Time as shall have been designated by the Company including Lim Chun Hoo who will serve as Chief Executive Officer, Dato Lim Hui Boon who will serve as President, Ong Kooi Tatt who will serve as Secretary, and Leong Yee Ming who will serve as Chief Financial Officer, Treasurer and Chief Operation Officer.

(f)          Company shall enter into the Split-Off Agreement with David Breier; and

(g)          Company shall enter into a General Release Agreement with David Breier in the form of Exhibit B attached hereto (the “General Release Agreement”).

1.4          Additional Actions.

If at any time after the Effective Time the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5          Exchange of Shares.

At the Effective Time, by virtue of the Exchange:

(a)          The issued and outstanding HWGG Shares immediately prior to the Effective Time shall be exchanged for an aggregate of 560,000 Exchange Shares.

1.6          Other Effects of the Exchange.

The Exchange shall have all further effects as specified in the applicable provisions of the Nevada Revised Statutes (the “NRS”).

1.7          Exemption From Registration.

Company intends that the Exchange Shares to be issued pursuant to Section 1.1(b) hereof, in each case in connection with the Exchange, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and/or Regulation S under the Securities Act, all recipients of such Exchange Shares, shall be “accredited investors” as such term is defined under Regulation D and/or “non-US Persons” as such term is defined under Regulation S.

Article II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure letter delivered by Company on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive), Company represents and warrants as follows, on the date hereof and on the Closing Date:

2.1          Due Organization and Good Standing.

Company is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Company has heretofore made available to Company accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of Company (the “Company Organization Documents”), each as amended to date and as currently in effect. Company is not in violation of any Company Organization Documents.

2.2          Title to Securities; Capitalization.

(a)          The authorized share capital of Company consists of 1,500,000,000 shares (the “Company Shares”), 5,140,319 of which are issued and outstanding. All of the outstanding Company Shares were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, Company Organization Documents or any contract to which Company is a party or by which Company is bound. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any of the Company Shares or any capital equity of Company and there are no outstanding contractual obligations of Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Company Shares has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Company obligating Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c)          There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which Company is a party or by which Company or any Company Shareholder is bound with respect to any of the capital stock of Company. Except as set forth in this Agreement or disclosed in Section 2.2(c) of the Company Disclosure Letter, as a result of the consummation of the Share Exchange, no shares of capital stock, warrants, options or other securities of Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)          Except as disclosed in Section 2.2(d) of the Company Disclosure Letter, no Indebtedness of Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Company, or (iii) the ability of Company to grant any Encumbrance on its properties or assets.

(e)          Except as set forth in Section 2.2(e) of the Company Disclosure Letter, since their respective formations, the Company has not made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of Company has authorized any of the foregoing.

(f)          Other than as set forth on Section 2.2(f) of the Company Disclosure Letter, there are no options, warrants or other rights to subscribe for or purchase any equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Company or, to the knowledge of Company, any of its stockholders is a party or bound relating to any equity securities of Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Company Stock. Except as set forth in Section 2.2(f) of the Company Disclosure Letter, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any equity interests or securities of Company, nor has Company granted any registration rights to any Person with respect to Company’s equity securities. All of Company’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.3          Reserved.

2.4          Authorization; Binding Agreement.

Company has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Company is a party shall be when delivered, duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5          Governmental Approvals.

Except as otherwise described in Section 2.5 of the Company Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Company is required to be obtained or made in connection with the execution, delivery or performance by Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Company of the transactions contemplated hereby and thereby, other than such filings as may be required in any jurisdiction where Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

2.6          No Violations.

Except as otherwise described in Section 2.6 of the Company Disclosure Letter, the execution and delivery by Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Company of the transactions contemplated hereby and thereby, and compliance by Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of Company, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Company or any of their respective assets or properties is subject.

2.7          Financial Statements.

(a)          Company has provided (i) the audited consolidated balance sheets of Company as of December 31, 2015 and December 31, 2014 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended, December 31, 2015 and December 31, 2014 together with the notes to such statements and the opinion of Weinstein & Co., independent certified public accountants, and (ii) the unaudited consolidated financial statements of Company for the six months ended June 30, 2016 and June 30, 2015 (the “Company Interim Financials”) (the Company Audited Financials and Company Interim Financials, collectively, the “Company Financials”).

(b)          The Company Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Company balance sheets included as part of the Company Financials are true and accurate and present fairly as of their respective dates the financial condition of Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of Company Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles. The Company Financials (i) accurately reflect Company’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(b) of the Company Disclosure Letter and except for the absence of footnotes and audit adjustments in the case of unaudited Company Financials), (iii) fairly present in all material respects the consolidated financial position of Company as of the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and the Registration Statement, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Company Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect Company’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Company Financials), (iii) fairly present in all material respects the consolidated financial position of Company as of the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and to the Registration Statement, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c)          Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Company. Since their respective formations, neither Company, or any of its Representatives, or any auditor or accountant of Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices. No employee and no member of the Company Board nor any attorney representing Company, whether or not employed by Company, has ever received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Company or any of its respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Company Board or any committee thereof or to any director or executive officer of the Company.

(d)          The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8          Absence of Certain Changes.

From January 1, 2016 through the date hereof, except as described in Section 2.8 of the Company Disclosure Letter and as expressly contemplated by this Agreement, Company has conducted its businesses in the ordinary course of business consistent with past practice and then has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9          Absence of Undisclosed Liabilities.

Company is not subject to any material liabilities or obligations that are not adequately reflected or reserved on or provided for in the Company Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.9 of the Company Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Company Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.10        Compliance with Laws.

Except as set forth in Section 2.10 of the Company Disclosure Letter, Company is not in conflict with, or in default or violation of, nor has it received, since their respective formations, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Company is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any Company Material Contract.

2.11        Regulatory Agreements; Permits.

(a)          Except as disclosed in Section 2.11(a) of the Company Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 2.11(b) of the Company Disclosure Letter, Company, and each employee of Company who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Company, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Company’s respective business as presently conducted, and to own, lease and operate Company’s respective assets and properties (collectively, the “Company Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Company Material Adverse Effect. Company has made available to Company true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of Company Permits is pending or, to Company’s knowledge, threatened. Company is not in violation in any material respect with the terms of any Company Permit.

2.12        Litigation.

Except as disclosed in Section 2.12(a) of the Company Disclosure Letter, there is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of Company, threatened against Company or any of its respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Company, or any of its properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. Company is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in Section 2.12(b) of the Company Disclosure Letter, there is no material Action that Company has pending against other parties. There is no Action pending or, to the knowledge of Company, threatened against Company involving a claim against Company for false advertising with respect to any of Company’s products or services. Since the dates of formation of Company, none of the current or former officers, managers or directors of any of Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

2.13        Restrictions on Business Activities.

There is no Order binding upon Company that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Company as their businesses are currently conducted, any acquisition of property by Company, the conduct of business by Company as currently conducted, or the ability of Company to compete with other parties.

2.14        Material Contracts.

(a)          Section 2.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of, and Company has made available to Company, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Company is a party or by which Company, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Company Material Contract”) that:

(i)          contains covenants that materially limit the ability of Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        by its terms calls for aggregate payments by Company under such contract of more than $50,000 per year or $200,000 in the aggregate over the length of the contract;

(vii)       with respect to any acquisition or disposition of another Person, pursuant to which Company has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii)      relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Company, their businesses or material assets;

(ix)         obligates Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x)          is between Company and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi)         relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which Company has outstanding obligations (other than customary confidentiality obligations);

(xii)        provides another Person (other than Company) with a power of attorney;

(xiii)       obligates Company to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Company; or

(xv)       is otherwise material to Company or outside of the ordinary course of business of Company and not described in clauses (i) through (xiv) above.

(b)          Except as disclosed in Section 2.14(b) of the Company Disclosure Letter, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against Company party thereto (subject to Enforceability Exceptions) and, to Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Company Material Contract against Company and, to Company’s knowledge, the other party thereto; (iii) Company is not in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to Company’s knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Company, under such Company Material Contract, (v) no other party to such Company Material Contract has notified Company in writing that it is terminating or considering terminating the handling of its business by Company or in respect of any particular product, project or service of Company, or is planning to materially reduce its future business with Company in any manner; and (vi) Company has not waived any rights under such Company Material Contract.

2.15        Intellectual Property.

(a)          Section 2.15(a)(i) of the Company Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Company and is material to the business of Company as currently conducted (“Company Intellectual Property”); and (ii) all material Intellectual Property that is licensed to Company and is material to the business of Company (“Company Licensed Intellectual Property”). Company (x) has all right, title and interest in and to Company Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Company Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the Company Disclosure Letter, Company has not received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the Company Disclosure Letter, to the knowledge of Company, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Company’s rights to any Company Intellectual Property or Company Licensed Intellectual Property. All of Company Intellectual Property and the license rights to the Company Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Company’s knowledge, threatened that challenges the rights of Company to any Company Intellectual Property or Company Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Company Intellectual Property and the Company Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Company and used in or necessary for the operation by Company of their respective businesses as currently conducted. Company is not in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Company Licensed Intellectual Property.

(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16        Employee Benefit Plans.

(a)          Section 2.16(a) of the Company Disclosure Letter lists, with respect to Company, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from Company to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) may have any liability.

(b)          Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Company, or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Company and each Company ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any Company Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Company or any Company ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates, including any legally permitted extensions.

(c)          Except as disclosed in Section 2.16(c) of the Company Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Company to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligations to fund benefits with respect to any employee or director of Company, or (iii) accelerate the time of payment or vesting of options to purchase securities of Company, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Company Benefit Plan maintained by Company provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Company after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 2.16(g) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States (any such Company Benefit Plan set forth in Section 2.16(g) of the Company Disclosure Schedule, “Company Foreign Benefit Plans”). All Company Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Company Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Company Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Company or Company Subsidiary entity.

2.17        Taxes and Returns.

(a)          Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by Company (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)          Company is not being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(c)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Company in respect of any Tax, and Company has not been notified in writing of any proposed Tax claims or assessments against Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)          There are no Encumbrances with respect to any Taxes upon any of Company’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

(e)          Company has no any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)          Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(g)          Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(h)          Company has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(i)          Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Company with respect to any period following the Closing Date.

(j)          Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(k)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18        Finders and Investment Bankers.

Except as set forth in Section 2.18 of the Company Disclosure Letter, Company has not incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of Company.

2.19        Title to Properties; Assets.

(a)          Section 2.19(a) of the Company Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of Company from or to any Person (collectively, the “Company Real Property”). The list set forth in Section 2.19(a)(i) of the Company Disclosure Letter contains, with respect to each of Company Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Company is a party or by which Company is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Company Leases”), the terms of which have been complied with by Company. The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Company. Except as set forth in Section 2.19(a) of the Company Disclosure Letter, Company does not own any real property.

(b)          A true, correct, complete and full execution copy of each Company Lease set forth in Section 2.19(a) of the Company Disclosure Letter has been made available to Company. Except as set forth in Section 2.19(b)(i) of the Company Disclosure Letter, Company’s interests in each of Company Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of Company Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Company Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the Company Disclosure Letter, Company is not, or to the knowledge of Company, any other party to any Company Lease is not in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Company Leases. Company enjoys peaceful and undisturbed possession under all such Company Leases and have not received notice of any material default, delinquency or breach on the part of Company or any Company Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a Company Material Adverse Effect or a Company Material Adverse Effect (as defined below), as the case may be.

(c)          All items of Personal Property which are owned, used or leased by Company with a book value or fair market value of greater than $250,000 are set forth in Section 2.19(c)(i) of the Company Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“Company Personal Property Leases”). Except as set forth in Section 2.19(c)(ii) of the Company Disclosure Letter, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of Company. The operation of Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of Company, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Company has provided to Company a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Company under any of the Company Personal Property Leases. Company has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Company Personal Property Leases, and Company has not received notice of any such condition. Company has not waived any rights under any Company Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Company Personal Property Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of Company under any Company Personal Property Lease.

(d)          Except as set forth on Section 2.19(d) of the Company Disclosure Letter, Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of Company constitute all of the assets, rights and properties that are used in the operation of the businesses of Company as they are now conducted and presently proposed to be conducted or that are used or held by Company for use in the operation of the businesses of Company, and taken together, are adequate and sufficient for the operation of the businesses of Company as currently conducted and as presently proposed to be conducted.

2.20        Employee Matters.

(a)          There are no Actions pending or, to the knowledge of Company, threatened involving Company and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Company’s knowledge, since the dates of formation of Company, there has been: (i) no labor union organizing or attempting to organize any employee of Company into one or more collective bargaining units with respect to their employment with Company; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Company pending with respect to their employment with Company or threatened against Company. Company is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Company and no such agreement is currently being negotiated.

(b)          Except as set forth in Section 2.20(b) of the Company Disclosure Letter, Company (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Company pending, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of Company, threatened against Company or brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)          Section 2.20(c) of the Company Disclosure Letter hereto sets forth a complete and accurate list of all significant employees of Company showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of Company)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2015 or the six month period ended June 30, 2016, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each significant employee for the calendar year ended December 31, 2015 or the six month period ended June 30, 2016. Except as set forth on Section 2.20(c) of the Company Disclosure Letter, (A) no employee is a party to a written employment agreement or contract with Company or a Company Subsidiary and each is employed “at will”, and (B) Company has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by Company to any such employees under the terms of any written or, to Company’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 2.20(c) of the Company Disclosure Letter, each such significant employee has entered into Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with Company, a copy of which has been provided by Company.

(d)          Section 2.20(d) of the Company Disclosure Letter contains a list of all significant independent contractors (including consultants) currently engaged by Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 2.20(d), all of such independent contractors are a party to a written agreement or contract with either Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with either Company, a copy of which has been provided by Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by either Company are bona fide independent contractors and not employees of either Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of Company to pay severance or a termination fee.

2.21        Environmental Matters.

Except as set forth in Section 2.21 of the Company Disclosure Letter:

(a)          Company is not the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and Company has not received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Company is in compliance in all material respects with all applicable Environmental Laws;

(c)          Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d)          Company holds and is in compliance in all material respects with all the Company Permits required to conduct its business and operations under all applicable Environmental Laws.

2.22        Transactions with Affiliates.

Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Company, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Company or such Person’s employment with Company, (v) as set forth in Section 2.22 of the Company Disclosure Letter, or (vi) as stated in the Company Financials, there are no contracts or arrangements (each, a “Company Affiliate Transaction”) that were in existence in the past three (3) years or are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Company, on the one hand, and, on the other hand, any (x) present manager, officer or director of either Company or (y) record or beneficial owner of more than five percent (5%) of the outstanding Company Shares as of the date hereof (each of (x), (y) and (z), a “Company Affiliate,” and collectively, the “Company Affiliates”).

2.23        Insurance.

Section 2.23 of the Company Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of Company, or pursuant to which Company or any of their respective directors and/or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) Company is not in any material respect, in breach of or default under, and Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24        Books and Records.

All of the financial books and records of Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25        Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Company in accordance with GAAP (the “Company Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to Company arising from their respective businesses. To Company’s knowledge, none of the Company Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

2.26        Investment Company Act.

Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.27        Information Supplied.

None of the information supplied or to be supplied by Company expressly for inclusion or incorporation by reference in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto at the date of filing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Company or that is included in the SEC filings). None of the information supplied or to be supplied by Company expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Company or that is included in the Ancillary Public Disclosures).

2.28        Disclosure.

No representations or warranties by Company in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

Article III

REPRESENTATIONS AND WARRANTIES OF HWGG

Except as set forth in the disclosure letter delivered by HWGG to Company on the date hereof (the “HWGG Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the HWGG Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), HWGG represents and warrants to Company as follows, on the date hereof and on the Closing Date:

3.1          Due Organization and Good Standing.

HWGG and each Subsidiary of HWGG, (singly, a “HWGG Subsidiary” and collectively, the “HWGG Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. HWGG and each HWGG Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. HWGG has heretofore made available to Company accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of HWGG (the “HWGG Organization Documents”) and accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of each HWGG Subsidiary, each as amended to date and as currently in effect (together with the HWGG Organization Documents, the “HWGG Group Organization Documents”). Neither HWGG nor any HWGG Subsidiary is in violation of any HWGG Organization Documents.

3.2          Title to Securities; Capitalization.

(a)          The authorized share capital of HWGG consists of 1,000,000 shares with RM1.00 per share ordinary shares, 1,000,000, of which (the “HWGG Shares”) are issued and outstanding. All of the outstanding HWGG Shares were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, HWGG Organization Documents or any contract to which HWGG is a party or by which HWGG is bound. There are no outstanding contractual obligations of HWGG to repurchase, redeem or otherwise acquire any of the HWGG Shares or any capital equity of HWGG and there are no outstanding contractual obligations of HWGG to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding HWGG Shares has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 3.2(b) of the HWGG Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of HWGG or any HWGG Subsidiary obligating HWGG or any HWGG Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating HWGG or any HWGG Subsidiary to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c)          There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which HWGG or any HWGG Subsidiary is a party or by which HWGG, any HWGG Subsidiary or any HWGG Shareholder is bound with respect to any of the capital stock of HWGG or any HWGG Subsidiary. Except as set forth in this Agreement or disclosed in Section 3.2(c) of the HWGG Disclosure Letter, as a result of the consummation of the Share Exchange, no shares of capital stock, warrants, options or other securities of HWGG or any HWGG Subsidiary are issuable and no rights in connection with any shares, warrants, rights, options or other securities of HWGG or any HWGG Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)          Except as disclosed in Section 3.2(d) of the HWGG Disclosure Letter, no Indebtedness of HWGG or any of the HWGG Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by HWGG or any of the HWGG Subsidiaries, or (iii) the ability of HWGG or any of the HWGG Subsidiaries to grant any Encumbrance on its properties or assets.

(e)          Except as set forth in Section 3.2(e) of the HWGG Disclosure Letter, since their respective formations, neither HWGG nor any HWGG Subsidiary has made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of HWGG or any HWGG Subsidiary has authorized any of the foregoing.

(f)          Other than as set forth on Section 3.2(f) of the HWGG Disclosure Letter, there are no options, warrants or other rights to subscribe for or purchase any equity interests of HWGG or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of HWGG, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which HWGG or, to the knowledge of HWGG, any of its stockholders is a party or bound relating to any equity securities of HWGG, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to HWGG, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of HWGG Stock. Except as set forth in Section 3.2(f) of the HWGG Disclosure Letter, there are no outstanding contractual obligations of HWGG to repurchase, redeem or otherwise acquire any equity interests or securities of HWGG, nor has HWGG granted any registration rights to any Person with respect to HWGG’s equity securities. All of HWGG’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of HWGG are issuable and no rights in connection with any interests, warrants, rights, options or other securities of HWGG accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.3          Subsidiaries.

Section 3.3 of the HWGG Disclosure Letter sets forth a true, complete and correct list of each HWGG Subsidiary and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 3.3 of the HWGG Disclosure Letter, all of the capital stock and other equity interests of HWGG Subsidiaries are owned, directly or indirectly, by HWGG free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each HWGG Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, fully paid and nonassessable. There are no contracts to which HWGG or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any HWGG Subsidiary other than the Organizational Documents of any such HWGG Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any HWGG Subsidiary is a party or which are binding upon any HWGG Subsidiary providing for the issuance or redemption of any equity interests of any HWGG Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any HWGG Subsidiary. Except for the interests of HWGG Subsidiaries listed in Section 3.3 of the HWGG Disclosure Letter, HWGG does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Except as set forth in Section 3.3 of the HWGG Disclosure Letter, none of HWGG or the HWGG Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 3.3 of the HWGG Disclosure Letter, there are no outstanding contractual obligations of HWGG or the HWGG Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.4          Authorization; Binding Agreement.

HWGG has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the HWGG Board, and no other corporate proceedings on the part of HWGG are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which HWGG is a party shall be when delivered, duly and validly executed and delivered by HWGG and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of HWGG, enforceable against HWGG in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.5          Governmental Approvals.

Except as otherwise described in Section 3.5 of the HWGG Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of HWGG or any of the HWGG Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by HWGG of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by HWGG of the transactions contemplated hereby and thereby, other than such filings as may be required in any jurisdiction where HWGG or any HWGG Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

3.6          No Violations.

Except as otherwise described in Section 3.6 of the HWGG Disclosure Letter, the execution and delivery by HWGG of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by HWGG of the transactions contemplated hereby and thereby, and compliance by HWGG with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any HWGG Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any HWGG Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of HWGG or any of the HWGG Subsidiaries, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which HWGG or any of the HWGG Subsidiaries or any of their respective assets or properties is subject.

3.7          Record Keeping.

(a)          HWGG and each HWGG Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Neither HWGG nor any HWGG Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of HWGG and its Subsidiaries. Since their respective formations, neither HWGG nor any HWGG Subsidiary, or any of their Representatives, or any auditor or accountant of HWGG or the HWGG Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of HWGG or any HWGG Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that HWGG or any HWGG Subsidiary has engaged in questionable accounting or auditing practices. No employee and no member of the HWGG Board nor any attorney representing HWGG or any HWGG Subsidiary, whether or not employed by HWGG or any HWGG Subsidiary, has ever received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by HWGG, the HWGG Subsidiaries or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the HWGG Board or any committee thereof or to any director or executive officer of the HWGG or any HWGG Subsidiary.

(b)          Neither HWGG nor any HWGG Subsidiary has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8          Absence of Certain Changes.

From its inception in September 2015 through the date hereof, except as described in Section 3.8 of the HWGG Disclosure Letter and as expressly contemplated by this Agreement, HWGG and the HWGG Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a HWGG Material Adverse Effect.

3.9          Absence of Undisclosed Liabilities.

Neither HWGG nor any HWGG Subsidiary is subject to any material liabilities or obligations other than (i) liabilities or obligations reflected in Section 3.9 of the HWGG Disclosure Letter, and (ii) liabilities or obligations under the payment terms of HWGG Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

3.10        Compliance with Laws.

Except as set forth in Section 3.10 of the HWGG Disclosure Letter, neither HWGG nor any of the HWGG Subsidiaries are in conflict with, or in default or violation of, nor has it received, since their respective formations, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of HWGG or any HWGG Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any HWGG Material Contract.

3.11        Regulatory Agreements; Permits.

(a)          Except as disclosed in Section 3.11(a) of the HWGG Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which HWGG or any HWGG Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 3.11(b) of the HWGG Disclosure Letter, each of HWGG, the HWGG Subsidiaries, and each employee of HWGG or any HWGG Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with HWGG or such HWGG Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct HWGG’s or the HWGG Subsidiaries’ respective business as presently conducted, and to own, lease and operate HWGG’s or the HWGG Subsidiaries’ respective assets and properties (collectively, the “HWGG Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a HWGG Material Adverse Effect. HWGG has made available to Company true, correct and complete copies of all material HWGG Permits. All of the HWGG Permits are in full force and effect, and no suspension or cancellation of any of HWGG Permits is pending or, to HWGG’s knowledge, threatened. Neither HWGG nor any HWGG Subsidiary is in violation in any material respect with the terms of any HWGG Permit.

3.12        Litigation.

Except as disclosed in Section 3.12(a) of the HWGG Disclosure Letter, there is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of HWGG, threatened against HWGG, any of the HWGG Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against HWGG, any of the HWGG Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. HWGG and the HWGG Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a HWGG Material Adverse Effect. Except as disclosed in Section 3.12(b) of the HWGG Disclosure Letter, there is no material Action that HWGG or any of the HWGG Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of HWGG, threatened against HWGG or any HWGG Subsidiary involving a claim against HWGG or any HWGG Subsidiary for false advertising with respect to any of HWGG’s or any HWGG Subsidiary’s products or services. Since the dates of formation of HWGG and the HWGG Subsidiaries, none of the current or former officers, managers or directors of any of HWGG or the HWGG Subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.13        Restrictions on Business Activities.

There is no Order binding upon HWGG or any of the HWGG Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of HWGG or any of the HWGG Subsidiaries as their businesses are currently conducted, any acquisition of property by HWGG or any of the HWGG Subsidiaries, the conduct of business by HWGG or any of the HWGG Subsidiaries as currently conducted, or the ability of HWGG or any HWGG Subsidiary to compete with other parties.

3.14        Material Contracts.

(a)          Section 3.14(a) of the HWGG Disclosure Letter sets forth a true, correct and complete list of, and HWGG has made available to Company, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which HWGG or any HWGG Subsidiary is a party or by which HWGG, any HWGG Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “HWGG Material Contract”) that:

(i)          contains covenants that materially limit the ability of HWGG or any HWGG Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        by its terms calls for aggregate payments by HWGG or any HWGG Subsidiary under such contract of more than $50,000 per year or $200,000 in the aggregate over the length of the contract;

(vii)       with respect to any acquisition or disposition of another Person, pursuant to which HWGG or any HWGG Subsidiary has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii)      relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of HWGG, any HWGG Subsidiary, their businesses or material assets;

(ix)         obligates HWGG or any HWGG Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x)          is between HWGG or any HWGG Subsidiary and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi)         relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which HWGG or any HWGG Subsidiary has outstanding obligations (other than customary confidentiality obligations);

(xii)        provides another Person (other than HWGG or any HWGG Subsidiary) with a power of attorney;

(xiii)       obligates HWGG or any HWGG Subsidiary to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property material to the business of HWGG or any HWGG Subsidiary; or

(xv)       is otherwise material to HWGG or any HWGG Subsidiary or outside of the ordinary course of business of HWGG or any HWGG Subsidiary and not described in clauses (i) through (xiv) above.

(b)          Except as disclosed in Section 3.14(b) of the HWGG Disclosure Letter, with respect to each HWGG Material Contract: (i) such HWGG Material Contract is valid and binding and enforceable in all respects against HWGG or the HWGG Subsidiary party thereto (subject to Enforceability Exceptions) and, to HWGG’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the HWGG Material Contract against HWGG or such HWGG Subsidiary and, to HWGG’s knowledge, the other party thereto; (iii) neither HWGG nor any HWGG Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by HWGG or any HWGG Subsidiary, or permit termination or acceleration by the other party thereto, under such HWGG Material Contract; (iv) to HWGG’s knowledge, no other party to such HWGG Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by HWGG or any of the HWGG Subsidiaries, under such HWGG Material Contract, (v) no other party to such HWGG Material Contract has notified HWGG or any HWGG Subsidiary in writing that it is terminating or considering terminating the handling of its business by HWGG or any HWGG Subsidiary or in respect of any particular product, project or service of HWGG or any HWGG Subsidiary, or is planning to materially reduce its future business with HWGG or any HWGG Subsidiary in any manner; and (vi) neither HWGG nor any HWGG Subsidiary has waived any rights under such HWGG Material Contract.

3.15        Intellectual Property.

(a)          Section 3.15(a)(i) of the HWGG Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by HWGG or any of the HWGG Subsidiaries and is material to the business of HWGG or any HWGG Subsidiary as currently conducted (“HWGG Intellectual Property”); and (ii) all material Intellectual Property that is licensed to HWGG or any of the HWGG Subsidiaries and is material to the business of HWGG or any HWGG Subsidiaries (“HWGG Licensed Intellectual Property”). Each of HWGG and the HWGG Subsidiaries (x) has all right, title and interest in and to HWGG Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the HWGG Licensed Intellectual Property. Except as set forth in Section 3.15(a)(ii) of the HWGG Disclosure Letter, neither HWGG nor any of the HWGG Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 3.15(a)(iii) of the HWGG Disclosure Letter, to the knowledge of HWGG, there is no valid basis for any such allegation. Except as set forth in Section 3.15(a)(iv) of the HWGG Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter HWGG’s or any HWGG Subsidiary’s rights to any HWGG Intellectual Property or HWGG Licensed Intellectual Property. All of HWGG Intellectual Property and the license rights to the HWGG Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to HWGG’s knowledge, threatened that challenges the rights of HWGG or any of the HWGG Subsidiaries to any HWGG Intellectual Property or HWGG Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. HWGG Intellectual Property and the HWGG Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to HWGG or the HWGG Subsidiaries and used in or necessary for the operation by HWGG and the HWGG Subsidiaries of their respective businesses as currently conducted. Neither HWGG nor any of the HWGG Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the HWGG Licensed Intellectual Property.

(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

3.16        Employee Benefit Plans.

(a)          Section 3.16(a) of the HWGG Disclosure Letter lists, with respect to HWGG and the HWGG Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from HWGG or any of the HWGG Subsidiaries to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “HWGG Benefit Plans”). The term HWGG Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with HWGG and the HWGG Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “HWGG ERISA Affiliate”) may have any liability.

(b)          Other than as would not reasonably be expected to result in a HWGG Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by HWGG, by any HWGG Subsidiary, or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any HWGG Benefit Plan, (ii) each HWGG Benefit Plan has been administered in material accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) HWGG and each HWGG ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any HWGG Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by HWGG or any HWGG ERISA Affiliate to any HWGG Benefit Plan have been made on or before their due dates, including any legally permitted extensions.

(c)          Except as disclosed in Section 3.16(c) of the HWGG Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to HWGG Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which HWGG is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of HWGG or any of the HWGG Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligations to fund benefits with respect to any employee or director of HWGG or any of the HWGG Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of HWGG, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of HWGG Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No HWGG Benefit Plan maintained by HWGG or any of the HWGG Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of HWGG or any of the HWGG Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither HWGG nor any HWGG ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 3.16(g) of the HWGG Disclosure Letter, no HWGG Benefit Plan is maintained outside the jurisdiction of the United States (any such HWGG Benefit Plan set forth in Section 3.16(g) of the HWGG Disclosure Schedule, “HWGG Foreign Benefit Plans”). All HWGG Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all HWGG Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other HWGG Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable HWGG or HWGG Subsidiary entity.

3.17        Taxes and Returns.

(a)          HWGG has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by HWGG or any HWGG Subsidiary (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld.

(b)          Section 3.17(b) of the HWGG Disclosure Letter sets forth each jurisdiction where HWGG and each HWGG Subsidiary files or is required to file a Tax Return.

(c)          Neither HWGG nor any of the HWGG Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against HWGG or any of the HWGG Subsidiaries in respect of any Tax, and neither HWGG nor any of the HWGG Subsidiaries has been notified in writing of any proposed Tax claims or assessments against HWGG or any of the HWGG Subsidiaries.

(e)          There are no Encumbrances with respect to any Taxes upon any of HWGG’s or the HWGG Subsidiaries’ assets, other than Taxes, the payment of which is not yet due.

(f)          Neither HWGG nor any of the HWGG Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by HWGG or any of the HWGG Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither HWGG nor any of the HWGG Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)          Neither HWGG nor any of the HWGG Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither HWGG nor any HWGG Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j)          Neither HWGG nor any HWGG Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on HWGG or any HWGG Subsidiary with respect to any period following the Closing Date.

(k)          Neither HWGG nor any HWGG Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

3.18        Finders and Investment Bankers.

Except as set forth in Section 3.18 of the HWGG Disclosure Letter, neither HWGG nor any HWGG Subsidiary has incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of HWGG or any HWGG Subsidiary.

3.19        Title to Properties; Assets.

(a)          Section 3.19(a) of the HWGG Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of HWGG or any of the HWGG Subsidiaries from or to any Person (collectively, the “HWGG Real Property”). The list set forth in Section 3.19(a)(i) of the HWGG Disclosure Letter contains, with respect to each of HWGG Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which HWGG or any of the HWGG Subsidiaries is a party or by which HWGG or any of the HWGG Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “HWGG Leases”), the terms of which have been complied with by HWGG and any HWGG Subsidiary. The HWGG Real Property set forth in Section 3.19(a) of the HWGG Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of HWGG and the HWGG Subsidiaries. Except as set forth in Section 3.19(a) of the HWGG Disclosure Letter, neither HWGG nor any HWGG Subsidiary owns any real property.

(b)          A true, correct, complete and full execution copy of each HWGG Lease set forth in Section 3.19(a) of the HWGG Disclosure Letter has been made available to Company. Except as set forth in Section 3.19(b)(i) of the HWGG Disclosure Letter, HWGG or HWGG Subsidiary’s interests in each of HWGG Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of HWGG Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the HWGG Leases is in full force and effect. Except as set forth in Section 3.19(b)(ii) of the HWGG Disclosure Letter, neither HWGG nor any of the HWGG Subsidiaries nor, to the knowledge of HWGG, any other party to any HWGG Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the HWGG Leases. HWGG and the HWGG Subsidiaries enjoy peaceful and undisturbed possession under all such HWGG Leases and have not received notice of any material default, delinquency or breach on the part of HWGG or any HWGG Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a HWGG Material Adverse Effect or a Company Material Adverse Effect (as defined below), as the case may be.

(c)          All items of Personal Property which are owned, used or leased by HWGG or a HWGG Subsidiary with a book value or fair market value of greater than $250,000 are set forth in Section 3.19(c)(i) of the HWGG Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“HWGG Personal Property Leases”). Except as set forth in Section 3.19(c)(ii) of the HWGG Disclosure Letter, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of HWGG or any HWGG Subsidiary. The operation of each of HWGG and the HWGG Subsidiaries’ respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of HWGG or any HWGG Subsidiary, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. HWGG has provided to Company a true and complete copy of each of the HWGG Personal Property Leases, and in the case of any oral HWGG Personal Property Lease, a written summary of the material terms of such HWGG Personal Property Lease. The HWGG Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of HWGG or any HWGG Subsidiary under any of the HWGG Personal Property Leases. HWGG has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the HWGG Personal Property Leases, and neither HWGG nor any HWGG Subsidiary has received notice of any such condition. Neither HWGG nor any HWGG Subsidiary has waived any rights under any HWGG Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any HWGG Personal Property Lease with either HWGG or a HWGG Subsidiary to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of HWGG or HWGG Subsidiary under any HWGG Personal Property Lease.

(d)          Except as set forth on Section 3.19(d) of the HWGG Disclosure Letter, HWGG and each HWGG Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of HWGG and the HWGG Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the businesses of HWGG and the HWGG Subsidiaries as they are now conducted and presently proposed to be conducted or that are used or held by HWGG and the HWGG Subsidiaries for use in the operation of the businesses of HWGG and the HWGG Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of HWGG and the HWGG Subsidiaries as currently conducted and as presently proposed to be conducted.

3.20        Employee Matters.

(a)          There are no Actions pending or, to the knowledge of HWGG, threatened involving HWGG or any HWGG Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To HWGG’s knowledge, since the dates of formation of HWGG and the HWGG Subsidiaries, there has been: (i) no labor union organizing or attempting to organize any employee of HWGG or any of the HWGG Subsidiaries into one or more collective bargaining units with respect to their employment with HWGG or any of the HWGG Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of HWGG or any of the HWGG Subsidiaries pending with respect to their employment with HWGG or any of the HWGG Subsidiaries or threatened against HWGG or any of the HWGG Subsidiaries. Neither HWGG nor any of the HWGG Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of HWGG or any of the HWGG Subsidiaries and no such agreement is currently being negotiated.

(b)          Except as set forth in Section 3.20(b) of the HWGG Disclosure Letter, HWGG and the HWGG Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against HWGG or any of the HWGG Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of HWGG, threatened against HWGG or any HWGG Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)          Section 3.20(c) of the HWGG Disclosure Letter hereto sets forth a complete and accurate list of all significant employees of HWGG and the HWGG Subsidiaries showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of HWGG and the HWGG Subsidiaries)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended May 31, 2014 or the six month period ended November 30, 2014, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each significant employee for the calendar year ended May 31, 2014 or the six month period ended November 30, 2014. Except as set forth on Section 3.20(c) of the HWGG Disclosure Letter, (A) no employee is a party to a written employment agreement or contract with HWGG or a HWGG Subsidiary and each is employed “at will”, and (B) each of HWGG and each HWGG Subsidiaries has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by HWGG and the HWGG Subsidiaries to any such employees under the terms of any written or, to HWGG’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 3.20(c) of the HWGG Disclosure Letter, each such significant employee has entered into HWGG or the applicable HWGG Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with HWGG or its Subsidiaries, a copy of which has been provided to Company by HWGG.

(d)          Section 3.20(d) of the HWGG Disclosure Letter contains a list of all significant independent contractors (including consultants) currently engaged by HWGG and the HWGG Subsidiaries, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.20(d), all of such independent contractors are a party to a written agreement or contract with either HWGG or a HWGG Subsidiary. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with either HWGG or a HWGG Subsidiary, a copy of which has been provided to Company by HWGG. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by either HWGG or a HWGG Subsidiary are bona fide independent contractors and not employees of either HWGG or the HWGG Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of HWGG and the HWGG Subsidiaries to pay severance or a termination fee.

3.21        Environmental Matters.

Except as set forth in Section 3.21 of the HWGG Disclosure Letter:

(a)          Neither HWGG nor any of the HWGG Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither HWGG nor any of the HWGG Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          HWGG and the HWGG Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither HWGG nor any of the HWGG Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d)          Each of HWGG and the HWGG Subsidiaries holds and is in compliance in all material respects with all the HWGG Permits required to conduct its business and operations under all applicable Environmental Laws.

3.22        Transactions with Affiliates.

Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of HWGG or any HWGG Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of HWGG or any HWGG Subsidiary or such Person’s employment with HWGG or any HWGG Subsidiary, or (v) as set forth in Section 3.22 of the HWGG Disclosure Letter, there are no contracts or arrangements (each, a “HWGG Affiliate Transaction”) that were in existence in the past three (3) years or are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between HWGG or any of the HWGG Subsidiaries, on the one hand, and, on the other hand, any (x) present manager, officer or director of either HWGG or any of the HWGG Subsidiaries or (y) record or beneficial owner of more than five percent (5%) of the outstanding HWGG Shares or more than five percent (5%) of the outstanding equity interest of any HWGG Subsidiary as of the date hereof (each of (x), (y) and (z), a “HWGG Affiliate,” and collectively, the “HWGG Affiliates”).

3.23        Insurance.

Section 3.23 of the HWGG Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of HWGG or any HWGG Subsidiary, or pursuant to which HWGG, any HWGG Subsidiary or any of their respective directors and/or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither HWGG nor any HWGG Subsidiary is in any material respect, in breach of or default under, and neither HWGG nor any HWGG Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.24        Books and Records.

All of the financial books and records of HWGG and the HWGG Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.25        Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of HWGG and/or the HWGG Subsidiaries, in accordance with GAAP (the “HWGG Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to HWGG and/ or the HWGG Subsidiaries arising from their respective businesses. To HWGG’s knowledge, none of the HWGG Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.26        Investment Company Act.

Neither HWGG nor any Company Subsidiary is an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.27        Information Supplied.

None of the information supplied or to be supplied by HWGG expressly for inclusion or incorporation by reference: (i) in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto; or (ii) any filings with the SEC as it relates to the Registration Statement will, at the date of filing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by HWGG and the HWGG Subsidiaries or that is included in the SEC filings). None of the information supplied or to be supplied by HWGG and the HWGG Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by HWGG and the HWGG Subsidiaries or that is included in the Ancillary Public Disclosures).

3.28        Disclosure.

No representations or warranties by HWGG in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

Article IV

RESERVED.

Article V

RESERVED.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE HWGG SHAREHOLDERS

As an inducement to Company to enter into this Agreement, each HWGG Shareholder, severally but not jointly, hereby represents and warrants to Company as follows.

6.1          HWGG Shares.

The HWGG Shares represent 100% of the issued and outstanding capital stock of HWGG. Such HWGG Shareholder is the record owner, and has good, valid and marketable title to, the HWGG Shares appearing next to such shareholder’s name on Schedule A-1 hereto. Such HWGG Shareholder has the right and authority to sell and deliver its HWGG Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the HWGG Shares as herein contemplated and/or upon registering of Company as the new owner of the HWGG Shares in the share register of HWGG, Company will receive good title to the HWGG Shares owned by such HWGG Shareholder.

6.2          Power and Authority.

Such HWGG Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such HWGG Shareholder, enforceable against such HWGG Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

6.3          No Conflicts.

The execution and delivery of this Agreement by such HWGG Shareholder and the performance by such HWGG Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such HWGG Shareholder and (c) will not violate or breach any contractual obligation to which such HWGG Shareholder is a party.

6.4          Purchase Entirely for Own Account.

The Exchange Shares proposed to be acquired by such HWGG Shareholder pursuant to the terms hereof will be acquired for investment for such HWGG Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

6.5          Acquisition of Exchange Shares for Investment.

(a)          Such HWGG Shareholder is acquiring the Exchange Shares for investment purposes and for such HWGG Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such HWGG Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)          Such HWGG Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Company and its securities.

(c)          Such HWGG Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not and will not be registered under the Securities Act and that the issuance thereof to such HWGG Shareholder is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S. Such HWGG Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such HWGG Shareholder was outside of the United States.

(d)          Such HWGG Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)          Such HWGG Shareholder understands that the Exchange Shares, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

Article VII

COVENANTS

7.1          Conduct of Business of Company, HWGG and HWGG Subsidiaries.

(a)          Unless Company or HWGG shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 7.1 of the Company Disclosure Letter or Section 7.1 of the HWGG Disclosure Letter, Company and HWGG shall cause HWGG Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to Company and HWGG and HWGG Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Persons with whom they do significant business, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice.

(b)          Without limiting the generality of the foregoing clause (a), and except as contemplated by the terms of this Agreement or as set forth in Section 7.1 of the Company Disclosure Letter or Section 7.1 of the HWGG Disclosure Letter, as applicable, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), Company and HWGG shall not, and shall cause HWGG Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, any of the Company Organizational Documents or HWGG Group Organizational Documents, as applicable;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

(v)         increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2015, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plan, or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)      terminate or waive or assign any material right under any Company Material Contract, HWGG Material Contract, Company Lease or HWGG Lease, as the case may be, or enter into any contract (A) involving amounts potentially exceeding $50,000 per year, (B) that would be a Company Material Contract or HWGG Material Contract, as applicable or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any new Company Subsidiary or HWGG Subsidiary, as applicable, or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Company, HWGG or HWGG Subsidiaries, in an amount and scope of coverage as is comparable to that which are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by their respective outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by them or their Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in their respective Financials;

(xiv)      close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)      make capital expenditures in excess of $50,000 (individually or in the aggregate);

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 in the aggregate other than pursuant to the terms of a Company Material Contract, HWGG Material Contract, Company Lease, HWGG Lease, Company Benefit Plan or HWGG Benefit Plan, as applicable;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of Company, HWGG or HWGG Subsidiaries, as applicable;

(xxi)       take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction or HWGG Affiliate Transaction, as applicable; or

(xxiii)     authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, HWGG Organization Documents, or HWGG Subsidiary Organization Documents.

7.2          Access and Information; Confidentiality.

(a)          During the Executory Period, each HWGG and HWGG Subsidiaries shall give, and shall direct its accountants and legal counsel to give, Company, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Company), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to HWGG or HWGG Subsidiaries, as applicable, as the requesting Party may reasonably request regarding their or their Subsidiaries’ business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Party providing such information; provided further that in no event shall Company have access to any information that, based on advice of counsel, disclosure of such information (A) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over such Party or (B) would waive attorney-client privilege, and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 7.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(b)          During the Executory Period, Company shall give, and shall direct its accountants and legal counsel to give HWGG and HWGG Subsidiaries, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Company, as the requesting Party or its Representatives may reasonably request regarding Company’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Party providing such information; provided further that in no event shall Company, HWGG or HWGG Subsidiaries have access to any information that, based on advice of counsel, disclosure of such information (A) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over such Party or (B) would waive attorney-client privilege, and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 7.2(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(c)          The Parties acknowledge and agree that the existence and terms of this Agreement and the Exchange are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Exchange other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Exchange.

7.3          Notification of Certain Matters.

Each of Company and HWGG shall give prompt notice to the others (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Exchange set forth in Article IX not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of HWGG or Company, as applicable, any officer, director or partner, in his or her capacity as such, of HWGG or Company, as applicable, or any of their affiliates with respect to the consummation of the Exchange. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Exchange have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 7.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

7.4          Commercially Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Exchange and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)          For purposes of Section 7.4, “commercially reasonable efforts” shall not include nor require any Party or any of its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a HWGG Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Exchange), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have HWGG Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Exchange), as the case may be. Notwithstanding anything herein to the contrary, neither HWGG, Company, nor any of HWGG Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Exchange without the prior written consent of the other Parties.

(c)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Exchange or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Company and HWGG shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)          Prior to the expiration of the Executory Period, Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, HWGG shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any HWGG Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

7.5          Public Announcements.

Company and HWGG agree that no public release or announcement concerning this Agreement or the Exchange shall be issued by them or any of their Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that Company or HWGG may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by them in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

7.6          Regulatory Matters.

(a)          Each of Company and HWGG shall, upon request, furnish to the others all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of any statement, filing, notice or application made by or on behalf of Company and HWGG or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the Exchange and the other transactions contemplated by this Agreement.

(b)          Each of Company and HWGG shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Parties with a copy of such communication.

7.7          HWGG and Company Approvals.

(a)          Company shall take all action necessary in accordance with applicable Law and the Company Organization Documents to (i) have the Company Stockholders consider and consent on a proposal to adopt and approve the consummation of the Exchange and transactions contemplated by this Agreement.

(b)          HWGG shall take all action necessary in accordance with applicable Law and the HWGG Organization Documents to (i) have the HWGG Stockholders consider and consent on a proposal to adopt and approve the consummation of the Exchange and transactions contemplated by this Agreement.

(c)          The Company Board shall use commercially reasonable efforts to (i) solicit from its stockholders holding a majority of Company’s Common Stock votes in favor of the approval of the consummation of the Exchange and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

7.8          Other Actions.

Notwithstanding anything to the contrary in Section 7.5:

(a)          as promptly as practicable after the Closing, and in all events within four business day thereof, Company, HWGG, and the HWGG Shareholders shall ensure that Company files a Current Report on Form 8-K announcing the Closing (“Closing Filing”), which Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of HWGG and or Company to any Government Authority, FINRA or other third Person in connection with the Exchange and the other transactions contemplated hereby, and for such other reasonable purposes, Company and HWGG each shall, upon request by one of the others, furnish the others with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Exchange, or any other report, statement, filing, notice or application made by or on behalf of Company or HWGG to any third party and/or any Governmental Authority in connection with the Exchange and the other transactions contemplated hereby.

7.9          Officers and Directors of Company After Closing.

(a)          Change in Board. Effective at Closing, David Breier, the Company’s sole director, shall resign and Lim Chun Hoo (Chairman) and Leong Yee Ming and Ong Kooi Tatt (such incoming directors, the “New Company Directors”) shall be appointed as directors of the Company Board. Prior to Closing, Company shall take all necessary action to ensure that the New Company Directors’ appointments have been duly authorized and are effective at Closing.

(b)          Change in Officers. Effective upon the filing of the Company's Quarterly Report on Form 10-Q with the Securities Exchange Commission for the period ending September 30, 2016 (the “10-Q Filing Date”), David Breier, the Company’s sole executive officer, shall resign as an Officer of Company and Company shall have appointed Dato Lim Hui Boon as President, Lim Chun Hoo as Chief Executive Officer, Leong Yee Ming as Treasurer, Chief Financial Officer, and Chief Operating Officer, and Ong Kooi Tatt as Secretary.

(c)          No Termination Payments. Prior to the 10-Q Filing Date, Company shall take all necessary action to ensure that no payments, including but not limited to parachute payments or accrued but unpaid salaries, shall be due or outstanding to any of the Company officers or directors, in their capacities as such, following their resignation pursuant to Section 7.9(a) or 7.9(b) hereto.

7.10        No Company Assets or Liabilities.

Giving effect to the Split-Off but not the Exchange, Company shall have no assets or liabilities at the Effective Time.

7.11        Further Assurances.

Company and HWGG shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below), all Company Requisite Consents (as defined below), all HWGG Requisite Consents (as defined below) all Company Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

7.12        Assumption of Obligations.

In the event the Exchange is consummated, if Company shall thereafter (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Company, as applicable, assume all of their respective obligations as set forth in this Section 7.12.

Article VIII

SURVIVAL AND INDEMNIFICATION

8.1          Survival.

Survival of Representations and Warranties. The representations and warranties of Company, HWGG, the HWGG Shareholders, which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement. Section 7.2(a), Section 7.2(b), Section 10.2, Section 10.3, Article XI, and this Article VIII shall survive any termination of this Agreement in accordance with Section 10.1.

8.2          Indemnification.

(a)          Indemnification by Company.

Subject to the terms and conditions of this Article VIII, Company (including their Affiliates and successors or assigns) (the “Company Indemnifying Parties”) shall indemnify and hold harmless HWGG and its Affiliates, and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the Company Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

(b)          Indemnification by HWGG and the HWGG Shareholders.

Subject to the terms and conditions of this Article VIII, HWGG and the HWGG Shareholders (including their Affiliates and successors or assigns) (the “HWGG Indemnifying Parties”) shall indemnify and hold harmless Company and its Affiliates, and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the HWGG Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

8.3          Reserved.

8.4          Payment of Claim.

Except as otherwise set forth in this Article VI, any amount owing by any Indemnifying Party shall be paid within two (2) Business Days after determination of such amount.

8.5          Limitations and General Indemnification Provisions.

(a)          Each of the Parties hereto hereby acknowledge and agree that following the Closing, except with respect to actions for specific performance or other equitable remedies (including as provided for in Section 11.10 hereof), the provisions of this Article VIII shall be the sole and exclusive remedies of any Indemnified Party for any breach by another Party of this Agreement, and the Parties hereto hereby acknowledge and agree that no Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

(b)          Except as otherwise expressly provided in this Article VIII, an Indemnified Party will not be entitled to receive any indemnification payments under Section 8.2 or Section 8.3 until the aggregate amount of Losses incurred by the Indemnified Parties exceed $100,000 (the “Basket”), in which case the Indemnifying Party shall be obligated to the Indemnified Parties for the amount of all Losses of the Indemnified Parties (including the first dollar of Losses of the Indemnified Parties required to reach the Basket); provided, however, that the Basket shall not apply to indemnification claims that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

(c)          For purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of an indemnification claim hereunder, each representation and, warranty and covenant set forth in this Agreement (including the Disclosure Schedules) or any ancillary document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d)          No investigation or knowledge by an Indemnified Party of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VIII, with respect thereto.

(e)          The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

8.6          Indemnification Procedures.

(a)          In order to make a claim for indemnification hereunder, an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the appropriate Indemnifying Party, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnifying Party.

(b)          In the case of any claim for indemnification under Section 8.2 or Section 8.3 arising from a claim of a third party (including the IRS or any other Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party promptly (but in no event later than twenty (20) days) after the Indemnified Party's receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party or parties of their indemnification obligations except to the extent that the Indemnifying Party is actually harmed thereby. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnifying Party unless (i) the Indemnifying Party fails to acknowledge fully its obligations to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or is not entitled under this Section 6.6 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party's right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the delivery of a release for such Third Party Claim, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party's right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to direct the defense.

(c)          With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Parties will be free to pursue such remedies as may be available under this Agreement, any other ancillary documents contemplated by the Agreement, or applicable Law.

Article IX

CONDITIONS

9.1          Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a)          Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a Company Material Adverse Effect, a HWGG Material Adverse Effect, or a Company Material Adverse Effect (the “Requisite Regulatory Approvals”), and the Company Stockholder Approval, Company Stockholder Approval, and HWGG Stockholder Approval shall have been obtained or made.

(b)          No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Exchange or any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

9.2          Conditions to Obligations of Company.

The obligations of Company to consummate the Exchange are subject to the satisfaction of Company and HWGG or waiver by Company, at or prior to the Closing Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Company and HWGG set forth in this Agreement (without giving effect to any limitation as to “materiality, ” “Company Material Adverse Effect” or “HWGG Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect or a HWGG Material Adverse Effect, as applicable.

(b)          Agreements and Covenants. Each of Company, HWGG and their respective Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)          Officer Certificate. Each of Company and HWGG shall have delivered to Company a certificate, dated the Closing Date, signed by their respective chief executive officers certifying in such capacity as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(e).

(d)          Secretary’s Certificate. Each of Company and HWGG shall have delivered to Company: (i) true copies of their respective certificates of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of Company and HWGG and HWGG Subsidiaries from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e)          Company Material Adverse Effect and HWGG Material Adverse Effect. No Company Material Adverse Effect or HWGG Material Adverse Effect shall have occurred since the date of this Agreement.

(f)          Surrender of HWGG Certificates. The HWGG Shareholders shall have surrendered to Company or its registrar or transfer agent the certificates representing the Company Shares and HWGG Shares owned by each such Company Shareholder and HWGG Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of Company and HWGG, as applicable.

(g)          Company and HWGG Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 9.2(g) attached hereto (the “Company Requisite Consents” and the “HWGG Requisite Consents”), shall have each been obtained or made.

9.3          Conditions to Obligations of Company and HWGG Shareholders.

The obligations of Company, HWGG and their respective shareholders to consummate the Exchange are subject to the satisfaction by Company or waiver by Company, HWGG and their respective shareholders, at or prior to the Closing Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Company set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, an Company Material Adverse Effect.

(b)          Agreements and Covenants. Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)          Officer Certificate. Company shall have delivered to each of Company and HWGG a certificate, dated the Closing Date, signed by the chief executive officer of Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(e).

(d)          Secretary’s Certificate. Company shall have delivered to each of Company and HWGG: (i) true copies of Company’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) a certificate of good standing for Company, certified by the Secretary of State of Nevada as of a date on later than five (5) Business Days prior to the Closing Date, (iii) true copies of the resolutions of Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e)          Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f)          No Pending Regulatory Notices. There are no material pending notifications from FINRA or comments from the SEC.

Article X

TERMINATION AND ABANDONMENT

10.1        Termination.

This Agreement may be terminated and the Exchange and the other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the stockholders of Company or HWGG (the date of any such termination, the “Termination Date”), as follows:

(a)          by mutual written consent of each of Company and HWGG, as duly authorized by the Company Board and HWGG Board;

(b)          by written notice by either Company or HWGG, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party who has failed to comply with Section 8.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(c)          by written notice by Company, if there has been a breach by Company or HWGG of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Company or HWGG shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9.2(a) (a “Terminating Company or HWGG Breach”); provided, however, that if such Terminating Company or HWGG Breach is curable by Company or HWGG, as applicable, prior to the Closing Date, then Company may not terminate this Agreement under this Section 10.1(c) for ten (10) calendar days after delivery of written notice from Company to HWGG, as applicable, of such Terminating Company or HWGG Breach, provided Company or HWGG, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 10.1(c) if it shall have materially breached this Agreement or if such Terminating Company or HWGG Breach by Company or HWGG, as applicable, is cured during such ten (10) calendar day period);

(d)          by written notice by Company and HWGG, if there has been a breach by Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Company shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9.3 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by Company prior to the Closing Date, then Company and HWGG may not terminate this Agreement under this Section 10.1(d) for ten (10) calendar days after delivery of written notice from Company or HWGG, as applicable to Company of such Terminating Company Breach, provided Company continues to exercise commercially reasonable efforts to cure such Terminating Company Breach (it being understood that Company and HWGG may not terminate this Agreement pursuant to this Section 10.1(d) if they shall have materially breached this Agreement or if such Terminating Company Breach by Company is cured during such ten (10) calendar day period);

(e)          by written notice by Company if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Company if Company or any Company Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date; or

(f)          by written notice by Company or HWGG if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Company or HWGG if they or any of their Subsidiaries is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of their respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date.

10.2        Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Exchange pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

10.3        Fees and Expenses.

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange or any other related transaction is consummated.

10.4        Amendment.

This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

Article XI

MISCELLANEOUS

11.1        Waiver.

At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.2        Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Company, to:

Ho Wah Genting Group Limited

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela

50150 Kuala Lumpur, Malaysia

Attention:  Lim Chun Hoo, CEO

with a copy to (but which shall not constitute notice to Company):

LKP Global Law LLP

1901 Avenue of the Stars #480

Los Angeles, CA 90067

Attention:  Mark Crone, Esq.

Facsimile:  424-239-1882

(b)          if to HWGG, to:

Ho Wah Genting Group Sdn. Bhd.

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela

50150 Kuala Lumpur, Malaysia

Attention:  Lim Chun Hoo, CEO

with a copy to (but which shall not constitute notice to HWGG):

LKP Global Law LLP

1901 Avenue of the Stars #480

Los Angeles, CA 90067

Attention:  Mark Crone, Esq.

Facsimile:  424-239-1882

(c)          If to the HWGG Shareholders to:

Dato Lim Hui Boon

Ho Wah Genting Group Sdn. Bhd.

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela

50150 Kuala Lumpur, Malaysia

with a copy to (but which shall not constitute notice to HWGG Shareholders

LKP Global Law LLP

1901 Avenue of the Stars #480

Los Angeles, CA 90067

Attention:  Mark Crone, Esq.

Facsimile:  424-239-1882

11.3        Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4        Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Nevada without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Clark County, Nevada. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Nevada county state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Company and HWGG agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Company and HWGG irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5        Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

11.6        Counterparts.

This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.7        Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.8        Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Letter, HWGG Disclosure Letter, and the Company Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

11.9        Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Exchange be consummated as originally contemplated to the fullest extent possible.

11.10      Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Company or HWGG in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.11      Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 8.12.

11.12      Disclosure Letters.

The disclosure of any matter in the Company Disclosure Letter, HWGG Disclosure Letter, or the Company Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the Company Disclosure Letter, HWGG Disclosure Letter, or the Company Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the Company Disclosure Letter, HWGG Disclosure Letter, and the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Letter, HWGG Disclosure Letter, or Company Disclosure Letter (other than an exception set forth in such Company Disclosure Letter, HWGG Disclosure Letter, or Company Disclosure Letter), the statements in this Agreement will control.

11.13      Certain Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto and all other matters related to the consummation of the Exchange.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Company Material Adverse Effect” shall mean, any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Company, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred an Company Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Company are affected in a disproportionate manner relative to other companies in the industries in which Company conducts business), (ii) the effect of any change that generally affects any industry or market in which Company operates to the extent that it does not disproportionately affect, individually or in aggregate, Company taken as a whole, relative to other participants in the industries in which Company operates; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Company taken as a whole, relative to other participants in the industries in which Company operates; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Exchange or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Company and performance of or compliance by Company with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Company or any member of the Company Board by shareholder(s) of Company owning less than ten percent (10%) of the issued and outstanding Company Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Company Disclosure Letter or (ix) any failure to meet any financial or other projections.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

“Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Trading Day” means any day on which the Company Common Stock is traded on the principal securities exchange or securities.

“Company Material Adverse Effect” shall mean, with respect to Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Company, or materially diminish the value of the Company Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Company to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Company Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to Company, the industries in which Company primarily operates and not specifically relating to such Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such company).

“HWGG Material Adverse Effect” shall mean, with respect to HWGG or any HWGG Subsidiary, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of HWGG or any HWGG Subsidiary, or materially diminish the value of the HWGG Shares or (b) does or would reasonably be expected to materially impair or delay the ability of HWGG to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a HWGG Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to HWGG or any HWGG Subsidiary, the industries in which HWGG primarily operates and not specifically relating to such HWGG or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such company).

The following sets forth the location of capitalized terms defined in the body of this Agreement:

Terms	Section

Action	3.12, 2.12
Affiliate	11.13
Agreement	Preamble
Ancillary Public Disclosures	3.27, 2.27
Basket	8.5(b)
Business Day	11.13
Charter Documents	7.1(b)
Claim Notice	8.6(a)
Closing	1.2
Closing Date	1.2
Closing Filing	7.8(a)
Code	Recitals
Common Stock	Recitals
Company	Preamble
Company Accounts Receivable	2.25
Company Affiliate	2.22
Company Affiliate Transaction	2.22
Company Affiliates	2.22
Company Benefit Plans	2.16(a)
Company Disclosure Letter	Article II
Company ERISA Affiliate	2.16(a)
Company Financials	2.7(a)
Company Foreign Benefit Plans	2.16(g)
Company Indemnifying Parties	8.2(a)
Company Intellectual Property	2.15(a)
Company Interim Financials	2.7(a)
Company Leases	2.19(a)
Company Licensed Intellectual Property	2.15(a)
Company Material Adverse Effect	11.13, 11.13, 9.3(a), 9.2(a)
Company Material Contract	2.14(a)
Company Organization Documents	2.1
Company Permits	2.11(b)
Company Personal Property Leases	2.19(c)
Company Real Property	2.19(a)
Company Requisite Consents	9.2(h)
Company Securities	Recitals
Company Shares	2.2(a)
Consent	3.5, 2.5
Effective Time	1.3(e)
Encumbrance	11.13
Enforceability Exceptions	3.4, 2.4
Environmental Laws	11.13
ERISA	3.16(a), 2.16(a)
Exchange	Recitals
Exchange Shares	Recitals

Executory Period	7.1(a)
Expenses	11.13
General Release Agreement	1.3(g)
Governmental Authority	3.5, 2.5
Hazardous Substance	11.13
HWGG Accounts Receivable	3.25
HWGG Affiliate	3.22
HWGG Affiliate Transaction	3.22
HWGG Affiliates	3.22
HWGG Benefit Plans	3.16(a)
HWGG Disclosure Letter	Article II
HWGG ERISA Affiliate	3.16(a)
HWGG Foreign Benefit Plans	3.16(g)
HWGG Group Organization Documents	3.1
HWGG Indemnifying Parties	8.2(b)
HWGG Intellectual Property	3.15(a)
HWGG Leases	3.19(a)
HWGG Licensed Intellectual Property	3.15(a)
HWGG Material Adverse Effect	11.13, 9.2(a)
HWGG Material Contract	3.14(a)
HWGG Organization Documents	3.1
HWGG Permits	3.11(b)
HWGG Personal Property Leases	3.19(c)
HWGG Real Property	3.19(a)
HWGG Requisite Consents	9.2(h)
HWGG Securities	Recitals
HWGG Shareholders	Preamble
HWGG Shares	3.2(a)
HWGG Subsidiaries	3.1
HWGG Subsidiary	3.1
Indebtedness	11.13
Indemnified Party	8.2(b), 8.2(a)
Intellectual Property	3.15(b), 2.15(b)
Law	3.6, 2.6
Laws	3.6, 2.6
Loss	8.2(b), 8.2(a)
materiality	9.2(a)
New Company Directors	7.9(a)
NRS	1.6
Order	3.12, 2.12
Parties	Preamble
Party	Preamble
Permitted Encumbrances	3.19(b), 2.19(b)
Person	11.13
Regulation D	1.7
Regulation S	6.5(c)

Representatives	7.2(c)
Requisite Regulatory Approvals	9.1(a)
Subsidiary	11.13
Tax	3.17(l), 2.17(l)
Tax Returns	3.17(a), 2.17(a)
Taxes	3.17(l), 2.17(l)
Terminating Company Breach	10.1(d)
Terminating Company or HWGG Breach	10.1(c)
Termination Date	10.1
Third Party Claim	8.6(b)
Trading Day	11.13

[Signature Page Follows]

SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

HO WAH GENTING GROUP LIMITED (formerly named COMPUTRON, INC.)

By:	/s/ David Breier
Name: David Breier
Title: President

HO WAH GENTING GROUP SDN. BHD.

By:	/s/ Dato Lim Hui Boon
Name:	Dato Lim Hui Boon
Title: Director and Shareholder

HWGG SHAREHOLDERS:

By:	/s/ Lim Chun Hoo
Name:	Lim Chun Hoo

By:	/s/ Leong Yee Ming
Name:	Leong Yee Ming

SCHEDULE A-1

Name of HWGG Shareholder	Number of Exchange Shares to be Received
1. Dato Lim Hui Boon	50,400
2. Leong Yee Ming	5,600
3. Lim Chun Hoo	504,000